Exhibit 19.1

BALLY’S CORPORATION

INSIDER TRADING POLICY

1.DOCUMENT OVERVIEW AND STATEMENT

1.1. Document Control and Approval

Organization	Bally’s Corporation
Title	Insider Trading Policy

1.2. Revision History

Date	Version
February 11, 2024	3.1

1.3. [RESERVED]

2.PURPOSE
The following is the Insider Trading Policy (this “Policy”) of Bally’s Corporation and each subsidiary of Bally’s Corporation (collectively, “Bally’s” or the “Company”). This Policy applies to the Company, all Company employees, non-employee directors, consultants and contractors (the “Covered Individuals”). This Policy also applies to any family member who lives in the same household of a Covered Individual, and any relative of a Covered Individual whose transactions in the Company securities are directed by or subject to the influence or control of the Covered Individual (collectively, “Family Members”). This Policy also applies to trusts, investment funds or other entities in which a Covered Individual has a beneficial interest or over which such Covered Individual has the power to dispose or direct the disposition of securities held by the entity (“Other Entities”). Definitions of certain terms in this Policy are set forth in Section 9.

Because of the nature of their duties at the Company, certain employees and non-employee directors are subject to additional restrictions relating to trading in the Company’s securities. These “Key Persons,” who will receive written notice of their status, include: (i) non-employee members of the Company’s board of directors; (ii) board-appointed officers of the Company; and (iii) other employees or consultants designated by management who have access to a range of financial and other sensitive information about the Company, or who gain access to material nonpublic information in connection with a specific project or transaction.

References to “you” should be read to include all of the foregoing.

3.REASONS FOR THIS POLICY
The Company’s reputation and integrity are valuable assets that are vital to the Company’s success. Violation of any law, including the insider trading laws, could harm the Company. Insider trading is a serious matter that can carry severe criminal or civil penalties for both the Company and the individuals involved. Violations of insider trading laws can also result in significant expense in connection with investigations and can cause the public and the securities markets to lose confidence in Bally’s and its securities.

This Policy supplements the policies contained in Bally’s Code of Business Conduct and Ethics. It further establishes rules that must be observed both to comply with the strict legal and ethical prohibitions against insider trading, and to avoid even the appearance of impropriety.

4.PROHIBITED INSIDER TRADING AND DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION
Every All employees are prohibited from buying or selling any security, including Derivative Securities, of any entity while in possession of material nonpublic information about the entity that has been obtained by reason of the person’s employment by, or association with, the Company, regardless of whether the trading window is open or closed (“Insider Trading”).

In addition, employees are prohibited from disclosing material nonpublic information about an entity that has been obtained by reason of the person’s employment by, or association with, the Company to other people, including colleagues within the Company, friends and family. This prohibition also includes making recommendations or expressing opinions as to trading in any entity on the basis of such material nonpublic information. However, material nonpublic information may be disclosed to certain persons for the express purpose of performing an authorized act or service necessary to the Company in accordance with the Company’s policies, such as to colleagues within the Company whose jobs require them to have such information and accountants, attorneys and other persons who hold a duty of trust and confidence with the Company.

The entity referred to in this section may be the Company or any other entity with which the Company does business or is involved in a business relationship, such as a customer, supplier, strategic partner or potential merger partner.

5.SPECIFIC PROCEDURES
The following procedures are also considered part of this Policy and your compliance with them is required.

5.1All employees are prohibited from providing material nonpublic information to or assisting so-called “expert networks,” market professionals or other similar entities to obtain material nonpublic information regarding Bally’s and/or Bally’s customers, suppliers, strategic partners or others with whom Bally’s has a business relationship in order to trade in such entity’s securities or provide information to other third parties who trade in such entity’s securities. However, authorized disclosure of material nonpublic information to market professionals pursuant to the Company’s corporate disclosure policies will not be in violation of this Section 5.1.

5.2In addition to the general prohibition on insider trading set forth in this Policy, Key Persons must observe the following “Blackout Period”: No Key Person may engage in a transaction (purchase or sale) in Bally’s securities from the 15th day of the third calendar month of each fiscal quarter through the close of business on the first full trading day after the Company’s financial results for such quarter are publicly disclosed. For example, if the Company announces financial results before the markets open on Thursday morning, the Blackout Period will end, and trading may commence, when the markets open on Friday morning.

5.3If you are a Key Person, you must inform and receive approval from the Company’s Corporate Secretary two business days before the trade date (or such shorter period as is approved), as evidenced by approval of the trade in question), whenever you intend to execute a trade in Bally’s securities, including entering into, modifying or terminating a Qualified Trading Plan and the placing of limit orders. At the time of executing a trade in Bally’s securities, you will be responsible for determining that you are not in possession of, and do not have access to, material nonpublic information, and for verifying that Bally’s has not imposed any restrictions on your ability to engage in trades. Generally, approval to execute such a trade will be granted subject to a specified time limit within which the trade must be executed. If no time limit is specified, then the approval will expire at the close of trading on The New York Stock Exchange on the last trading day of the week in which approval was given. Please note that pre-approval of a trade or transaction does not constitute personal legal or financial advice and you are ultimately responsible for your investment decisions and compliance with applicable laws.

5.4No Key Person (not including Other Entities subject to fiduciary duties to persons that are not Key Persons) may engage in Bally’s securities transactions of a speculative nature at any time, including, but not limited to, put options, margining Bally’s securities, or otherwise pledging Bally’s securities as collateral or entering into any other hedging transactions. You are also prohibited at all times from short-selling Bally’s common stock or engaging in transactions involving Bally’s-based Derivative Securities. This prohibition includes, but is not limited to, trading in Bally’s-based put or call option contracts, transacting in straddles, and the like. However, as indicated below, you are not prohibited from receiving and exercising options, restricted stock units, stock appreciation rights or other Derivative Securities granted under Bally’s employee stock option or equity incentive plans (provided that any open-market purchase or sale effected in connection with such exercise or other transaction remains subject to this Policy).

5.5The Corporate Secretary has the authority to impose additional restrictions on trading in Bally’s securities at any time. In such event, the person imposing the additional restrictions will notify the affected individuals of the additional restrictions personally or by e-mail or voicemail.

5.6If you have placed a limit order or open instruction to buy or sell Bally’s securities, you bear the responsibility for cancelling such instructions immediately in the event restrictions are imposed on your ability to trade, whether because of your possession of material nonpublic information or the imposition or effectiveness of a Blackout Period or other trading restriction.

5.7Transactions that would otherwise be prohibited by this Policy are allowed if they are made pursuant to a Qualified Trading Plan, provided that Section 5.4 above still applies. Any Qualified

Trading Plan must be delivered promptly to the Chief Legal Officer. The Company reserves the right to disclose publicly the terms of any Qualified Trading Plan.

5.8“Non-Market Transactions” may be permitted even while in the possession of material nonpublic information. Non-Market Transactions are:

(a)Exercise of a stock option (without subsequent or contemporaneous sale) under a Bally’s stock incentive plan, including a transaction in which the Company withholds shares of stock to satisfy tax withholding requirements or in satisfaction of the exercise price, provided there is no sale of stock other than back to the Company.

(b)Acquisition of shares under a Bally’s employee stock purchase plan without a subsequent sale of the shares.

(c)Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an election is made to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or exercise of any stock option.

(d)Bona fide gifts of securities and for bona fide estate planning. However, whether a gift or estate planning is bona fide will depend on the circumstances surrounding each gift or the estate planning, including the donor’s or beneficiary’s relationship with the recipient and the nature of the tax benefit of the donor in the case of a gift. If you are uncertain as to whether a gift or estate planning is bona fide, you should contact the Corporate Secretary of the Company for clarification.

(e)A specific, non-market transaction approved in writing in advance by the Corporate Secretary of the Company.

5.9There are no exceptions to this Policy. One of Bally’s responsibilities as a public company is to enforce this Policy. Except as specifically permitted by this Policy (for example, in the case of Non-Market Transactions and transactions pursuant to a Qualified Trading Plan), you must refrain from a transaction even if you planned or committed to the transaction before you came into possession of the material nonpublic information, regardless of the economic loss that you believe you might suffer as a consequence of not trading. Also, if you are in possession of material nonpublic information, it does not matter that publicly disclosed information might provide an independent basis for engaging in the transaction. Except as specifically permitted by this Policy, you simply cannot trade in securities while in possession of material nonpublic information.

5.10This Policy also applies to former employees, with respect to material nonpublic information of the Company or concerning another entity with which the Company is doing business, which was learned by reason of the former employee’s prior affiliation with Bally’s.

6.CONSEQUENCES FOR VIOLATIONS OF THIS POLICY
Failure to comply with this Policy could result in a violation of federal, state and foreign securities laws by you and/or Bally’s, and can subject you to civil and criminal penalties. In addition to any criminal or civil penalties prescribed by law, violation of this Policy constitutes grounds for dismissal, up to and including termination of employment with the Company.

7.QUESTIONS
If you have any questions about this Policy, please contact the Company’s Corporate Secretary.

8.REPORTING VIOLATIONS OF THIS POLICY
If you suspect that someone has violated this Policy, please contact the Company’s Chief Compliance Officer at the following address:

Chief Compliance Officer
Bally’s Corporation
100 Westminster Street
Providence, Rhode Island 02903
+1 (401) 475-8474
tradingreport@ballys.com

Reports of violations of this Policy, other Company policies, or any other business misconduct may also be made through the Company’s confidential hotline at +1 (866) 901-3295 or go to www.safecall.co.uk/report. The confidential hotline is available toll-free, 24 hours a day, 7 days a week, and the call to the hotline may remain anonymous if preferred.

No one will be penalized for reporting suspected misconduct in good faith. Please refer to the Company’s Code of Business Conduct and Ethics and the Company’s Whistleblowing Policy for more details.

9.DEFINITIONS
For purposes of this Policy:

“Derivative Securities” are puts, calls, options, warrants, straddles, hedges or rights the value of which is derived from the value of an equity security, such as Bally’s common stock.

“Insider” is a person who is in possession of material nonpublic information concerning Bally’s or another entity by reason of his or her affiliation with Bally’s. For purposes of this Policy, any family member who lives in the same household as an Insider is also considered an Insider.

“market professional” is any person who is, or is associated with (i) a broker or dealer of securities, (ii) investment advisers or certain institutional investment managers, and (iii) investment companies, hedge funds and affiliated persons. These categories include sell-side analysts, buy-side analysts, large institutional investment managers and other market professionals who may be likely to trade on the basis of selectively disclosed information.

“material” information is information that a reasonable investor would consider important in deciding whether to buy, hold or sell securities. Although it is not always easy to determine whether information is Material and it is not possible to define all categories of “material” information, the following types of information are typically regarded as “material”:

•Net revenue, including net revenue growth rates and projections;
•Income from operations (and similar metrics, including non-GAAP metrics such as Adjusted EBITDA), including projections of same or margins regarding same;
•Earnings, including estimates on future earnings;
•Mergers, acquisitions, tender offers, joint ventures or changes in assets, including potential write-downs or write-offs;
•Developments regarding strategic partners or others (including the acquisition or loss of an important customer, contract or relationship);
•Product introductions by the Company or its competitors;
•Cyber security or privacy breaches impacting the Company, its employees, customers or others;
•A change in auditors or auditor notification that the Company may no longer rely on an audit report;

•Financings and other events regarding the Company’s securities (e.g., defaults on debt securities, calls of securities for redemption, repurchase plans, stock splits, proposed or actual public or private sales of securities by the Company);
•Sales or registration of securities on behalf of selling stockholders of the Company;
•Major litigation or events in already pending litigation; and
•Any factor that would cause the Company’s financial results to be substantially different from the Company’s publicly announced projections or analyst estimates.

Material information could relate to past events, future expectations, or any other aspect of the business and could be positive or negative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

Material information is not necessarily restricted to information relating only to the Company. Material information could be information relating to any other entity with which the Company does business or is involved in a business relationship, such as a strategic partner or potential merger partner.

“nonpublic information” is information that has not been subjected to Public Disclosure by the Company.

“Public Disclosure” or “Publicly Disclosed” means a communication or series of communications calculated to reach the general public, such as a press release widely disseminated over a national wire service, a Form 8-K or other filing with the SEC or a public webcast or conference call presentation. Disclosure to a large group of financial analysts, other market professionals or investors, or comments made in interviews or via social media generally do not constitute Public Disclosure. Generally, Public Disclosure will be deemed to have been accomplished at the close of business on the first full trading day after such information is publicly disclosed in a manner described above.

“Qualified Trading Plan” is a written plan adopted by an employee or member of the Board for selling Bally’s securities that meets each of the following requirements: (1) the plan is adopted during a period when the quarterly window is open and no other trading restrictions have been imposed; (2) the plan is adopted during a period when the individual is not in possession of material nonpublic information; (3) trading under the plan does not commence until (a) in the case of plans adopted by directors and officers, the later of (x) 90 days after the adoption of the plan and (y) two business days following the disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the plan was adopted or (b) in the case of plans adopted by all other persons, at least 60 days after the adoption of the plan; (4) the plan is adhered to strictly; (5) the plan either (a) specifies the amount of securities to be sold and the date on which the securities are to be sold, (b) includes a written formula or algorithm, or computer program, for determining the amount of securities to be sold and the price at which and the date on which the securities are to be purchased or sold, or (c) does not permit any Insider to exercise any subsequent influence over how, when, or whether to effect transactions in the securities; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so; (6) the individual must adopt the written plan in good faith and act in good faith with respect to the written plan after adoption; (7) the individual may not modify or cancel the written plan or have multiple written plans at a single time, except in compliance with the rules and regulations of the SEC; (8) officers and directors of the Company must include certifications required by the SEC in their written plans, and any individuals who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, must provide to the Company upon request, and consent to the disclosure of, all information that the Company is required to disclose in its reports filed with the SEC; and (9) at the time it is adopted the plan conforms to all other applicable requirements of § 240.10b5-1(c) of the Code of Federal Regulations (or any successor rule or regulation) as then in effect.

“SEC” means the Securities and Exchange Commission.

“Security” includes common stock, options, warrants, restricted stock, restricted stock units, stock appreciation rights, debentures and all other securities of an entity the value of which is related to or derived from an entity’s common stock.

10.ACKNOWLEDGEMENT AND CONSENT
See next page.

BALLY’S CORPORATION

Insider Trading Policy
Acknowledgment Form

The undersigned hereby acknowledges that he or she has received and reviewed a copy of the Insider Trading Policy (the “Policy”) of Bally’s Corporation (the “Company”), as adopted by the Company’s Board of Directors.

Pursuant to such Policy, the undersigned hereby:

•acknowledges that he or she has received a copy of the Policy, read the Policy, and understands its requirements;

•acknowledges and consents to be bound by the terms of the Policy and will fully comply with the Policy; and

•acknowledges that to the extent he or she obtains knowledge of any violations of the Policy, the undersigned will report such violations to the Company’s Corporate Secretary.

ACKNOWLEDGED AND AGREED:

Signature

Name:

Date:

Position/Job Title: